Exhibit 99.1

CVR REFINING DECLARES 2013 SECOND QUARTER DISTRIBUTION OF $1.35 AND PROVIDES PRELIMINARY SECOND QUARTER RESULTS

SUGAR LAND, Texas (July 26, 2013) — CVR Refining, LP (NYSE: CVRR), a refiner and marketer of petroleum fuels, today declared a cash distribution of $1.35 per common unit for the second quarter of 2013. The distribution, as set by the board of CVR Refining GP, LLC, the general partner of CVR Refining, will be paid on Aug. 14, 2013, to unitholders of record on Aug. 7, 2013.

CVR Refining also announced that it is updating its 2013 full year distribution outlook to $4.10 to $4.80 per common unit.

Based on preliminary operating results for the 2013 second quarter, CVR Refining’s net sales are expected to be between $2,130.0 million and $2,145.0 million, net income is expected to be approximately $331.5 million to $347.0 million and adjusted EBITDA is expected to be approximately $245.0 million to $255.0 million, compared to net sales of $2,229.6 million, net income of $259.5 million, and adjusted EBITDA of $379.6 million for the second quarter of 2012.

CVR Refining previously announced that it will release its second quarter 2013 results on Thursday, Aug. 1, before the open of New York Stock Exchange trading. Chief Executive Officer Jack Lipinski and other executives will also host a teleconference call for analysts and investors on Aug. 1 at 12 p.m. Eastern.

The Earnings Conference Call will be broadcast live over the Internet at http://www.videonewswire.com/event.asp?id=94590. For investors or analysts who want to participate during the call, the dial-in number is (877) 407-8289. For those unable to listen live, the Webcast will be archived and available for 14 days at http://www.videonewswire.com/event.asp?id=94590. A repeat of the conference call can be accessed by dialing (877) 660-6853, conference ID 416498.

CVR Refining’s second quarter 2013 earnings news release will be distributed via PR Newswire and posted at www.CVRRefining.com.

This release serves as a qualified notice to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b). Please note that 100 percent of CVR Refining’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, the CVR Refining’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate.

Forward Looking Statements

This news release contains forward-looking statements. You can generally identify forward-looking statements by our use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. For a discussion of risk factors which may affect our results, please see the risk factors and other disclosures included in our most recent Annual Report on Form 10-K, and any subsequently filed quarterly reports on Form 10-Q. These risks may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. CVR Refining undertakes no duty to update its forward-looking statements.

The following table sets forth a reconciliation of net income to adjusted EBITDA for the company for the periods indicated below (in millions):

	Three Months Ended	Three Months Ended June 30, 2013 (Estimated)
	June 30, 2012 (Actual)	Low	High
		(unaudited)
		(in millions)
Net income	$259.5	$331.5	$347.0
Add:
Interest expense and other financing costs, net of interest income	19.0	10.6	10.4
Income tax expense	—	—	—
Depreciation and amortization	26.6	29.0	28.0
EBITDA	305.1	371.1	385.4
Add:
FIFO impacts (favorable) unfavorable	105.4	(24.0)	(26.0)
Share-based compensation, non-cash	8.9	2.6	2.4
Major scheduled turnaround expenses	2.5	—	—
Unrealized (gain) loss on derivatives, net	(46.9)	(104.7)	(106.8)
Expenses associated with Gary-Williams acquisition	4.6	—	—
Adjusted EBITDA	$379.6	$245.0	$255.0

Use of Non-GAAP Financial Measures

To supplement the actual results in accordance with GAAP for the applicable periods, the company also uses the non-GAAP measures discussed above, and reconciled to our GAAP-based results above. These non-GAAP financial measures should not be considered an alternative for GAAP results. The adjustments are provided to enhance an overall understanding of the company’s financial performance for the applicable periods and are indicators management believes are relevant and useful for planning and forecasting future periods.

EBITDA and Adjusted EBITDA.  EBITDA represents net income before (i) interest expense and other financing costs, net of interest income, (ii) income tax expense and (iii) depreciation and amortization.  Adjusted EBITDA represents EBITDA adjusted for FIFO impacts (favorable) unfavorable, share-based compensation, major scheduled turnaround expenses, loss on disposition of fixed assets, unrealized (gain) loss on derivatives, net, loss on extinguishment of debt and expenses associated with the Gary-Williams acquisition.  EBITDA and Adjusted EBITDA are not recognized terms under GAAP and should not be substituted for net income or cash flow from operations. Management believes that EBITDA and Adjusted EBITDA enables investors to better understand and evaluate our ongoing operating results and allows for greater transparency in reviewing our overall financial, operational and economic performance.  EBITDA and Adjusted EBITDA presented by other companies may not be comparable to our presentation, since each company may define these terms differently.

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About CVR Refining, LP

Headquartered in Sugar Land, Texas, CVR Refining, LP is an independent downstream energy limited partnership that owns refining and related logistics assets in the Midcontinent United States. CVR Refining’s subsidiaries operate a 115,000 barrel per day complex full coking medium-sour crude oil refinery in Coffeyville, Kan., and a 70,000 bpd medium complexity crude oil refinery in Wynnewood, Okla. CVR Refining’s subsidiaries also operate supporting logistics assets including approximately 350 miles of pipelines, more than 125 crude oil transports, a network of strategically located crude oil gathering tank farms, and more than six million barrels of owned and leased crude oil storage capacity.

For further information, please contact:

Investor Relations:
Jay Finks
CVR Refining, LP
281-207-3588
IR@CVRRefining.com

Media Relations:
Angie Dasbach
CVR Refining, LP
913-982-0482
MediaRelations@CVRRefining.com